Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178641

PROSPECTUS SUPPLEMENT

Prospectus Supplement dated January 24, 2012
to Prospectus dated January 11, 2012

This prospectus supplement dated January 24, 2012 supplements and amends our prospectus dated January 11, 2012 relating to the rights offering in which we are distributing subscription rights exercisable for up to an aggregate of 16,000,000 shares of our common stock. This prospectus supplement is being provided to our stockholders solely to inform our stockholders that (i) the record date for the rights offering has changed from January 10, 2012 to February 2, 2012, and (ii) the date on which the subscriptions rights will expire has changed from 5:00 p.m., Eastern Time, on February 8, 2012 to 5:00 p.m., Eastern Time, on February 21, 2012, unless extended by our board of directors as further described in the prospectus. All references to the record date in the prospectus dated January 11, 2012 shall be February 2, 2012 and all references to the date on which the subscriptions rights expire shall be February 21, 2012, unless extended by our board of directors. Other than the foregoing changes, all terms of the rights offering as described in the prospectus dated January 11, 2012 remain the same.

You should read this prospectus supplement together with the prospectus dated January 11, 2012. This prospectus supplement is qualified by reference to the prospectus dated January 11, 2012, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus dated January 11, 2012. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus dated January 11, 2012, including any amendments or additional supplements thereto.

Shares of our common stock are listed on the NYSE Amex under the symbol "NTN." On January 23, 2012, the closing sale price for our common stock was $0.21 per share.

The investment in our common stock involves risks. You should carefully consider all of the information set forth in the prospectus dated January 11, 2012, including the section entitled "Risk Factors" beginning on page 14 of the prospectus dated January 11, 2012, as well as the risk factors and other information contained in any documents we incorporate by reference into the prospectus before exercising your subscription rights. See "Information Incorporated by Reference" of the prospectus dated January 11, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 24, 2012